Registration No. 333-85886 Rule 424(b)(2)
Pricing Supplement		Pricing Supplement Number 33(c) Dated Tuesday, February 18, 2003
CUSIP Number	Principle Amount	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date
44181ERG5	$895,000.00	1.000%	$886,050.00	3.850%	Semi-Annual	2/15/2008
1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moodys Rating	S & P Rating
8/15/2003	$18.61	YES	Senior Unsecured Notes		A2	A-

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL LLC.
Agents: A.G Edwards & Sons, Inc., Edward D. Jones & Co. L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Salomon Smith Barney Inc., UBS Paine Webber, Wachovia Securities.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated November 18, 2002 for information regarding the pending acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Interest Rate Adjustment: Beginning (a) on the first day following a Failed Acquisition Date or (b) on April 1, 2003, if the Acquisition has not closed by March 31, 2003, the interest rate applicable to the Notes will increase by 200 basis points. If the applicable interest rate has been so increased, then, if applicable, on the first day following the completion of the Acquisition, the interest rate applicable to the Notes will decrease to the original interest rate.

A "Failed Acquisition Date" is the earliest public announcement by Household International, Inc. or HSBC Holdings plc that (a) the Acquisition will not occur, (b) either party has failed to receive the necessary shareholder approval for the Acquisition, or (c) either party has failed to receive the necessary regulatory approvals for the Acquisition. "Acquisition" means the acquisition of Household International, Inc. by HSBC Holdings plc pursuant to a definitive agreement and plan of merger dated as of November 14, 2002, as described in the above mentioned 8K.

Household Finance Corp. 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Tuesday, February 18, 2003 @12:00 PM ET
Settlement Date: Friday, February 21, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

					Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 29-May-02 Page 1 of 1